Smith Breeden Associates, Inc.

Code of Ethics

Business Sponsor: Chief Compliance Officer

Introduction

Certain rules, as amended under the Investment Advisers Act of 1940 and Investment Company Act of 1940, require Smith Breeden Associates, Inc. (“Smith Breeden”) to maintain this Code of Ethics (the “Code”). The Code is intended to create safeguards to ensure that Smith Breeden and its employees fulfill their duties to clients. In addition, the Code is designed to identify any potential conflicts of interest that may arise when employees trade financial instruments in their personal investment accounts, have access to material non-public information, or serve on a Board of Directors of a company. Unless otherwise stated in this policy, all Smith Breeden employees, interns, consultants, and members of the Board of Directors must:

•	deal with Smith Breeden’s clients fairly and equitably;
•	maintain a standard of business conduct consistent with Smith Breeden’s fiduciary obligations to its clients; and
•	comply with this Code of Ethics and all applicable federal securities laws.

The restrictions and requirements contained in this Code of Ethics apply to all employees and certain interns, consultants, and members of the Board of Directors of Smith Breeden unless otherwise stated in this policy. As an employee or designated intern, consultant, or member of the Board of Directors, it is your responsibility to read, understand, and comply with this Code.

Smith Breeden and the Foreign Corrupt Practices Act.

Smith Breeden is committed to conducting its business affairs honestly, directly and fairly. Engaging in unfair or dishonest business conduct is a violation of the Code of Ethics and may negatively affect our reputation in the marketplace. Smith Breeden employees must use care when representing Smith Breeden in all contacts and dealings with government officials and must comply with all applicable laws, rules, regulations and our own corporate policies. Government officials in the United States and many government officials abroad are governed by strict laws, rules and regulations limiting or prohibiting the acceptance of entertainment, meals, gifts and gratuities. All Smith Breeden employees who have contact or dealings with government officials or their employees, both in the United States or abroad, are required to be aware of and comply with those standards. Please contact the Legal Department if you have any questions about these standards.

The Foreign Corrupt Practices Act (“FCPA”) strictly prohibits the use of bribes or illegal payments to any non-United States government official, political party or political candidate to obtain or retain business or other improper advantage. Acts prohibited under FCPA include illegal or questionable customer rebates, commercial bribes or kickbacks, financial transactions that involve manipulation of sales, earnings or other financial data, use of interstate commerce to pay or facilitate payment to any non-United States government official, political party or political candidate, and keeping inaccurate books and records that attempt disguise or conceal illegal payments. In addition, the use of any third party agents or intermediaries to facilitate any of the illegal payments or actions described above is strictly prohibited.

Personal Trading Restrictions

You must adhere to the following restrictions when trading financial instruments of which you have beneficial ownership. For the purposes of this document, “financial instrument” shall be given the widest possible definition, excluding currency and syndicated bank loans:

The Restricted List

You may not engage in a personal transaction that involves a financial instrument that is listed on the Restricted List. It is your responsibility to check the Restricted List prior to initiating a transaction. The Restricted List is updated daily and can be found on the Smith Breeden WIKI. You may also use the automated personal trading system called “PTA” to check the Restricted List. When a transaction is entered into PTA prior to trading, the system checks the Restricted List and indicates whether the transaction is in violation. You also may currently access the Restricted List via a password restricted login on Smith Breeden’s website (www.smithbreeden.com).

Generally, the Restricted List includes:

•	all equities and options on equities held by any discretionary or non-discretionary client in a Smith Breeden-managed portfolio;

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financial instruments issued by any publicly-traded Portfolio Adviser or Rate Risk Analysis client of Smith Breeden believed to have an earnings report due as described in the next sentence. Portfolio Advisers or Rate Risk Analysis clients will be placed on the Restricted List two weeks prior to the beginning of the month in which earnings are released; typically this date will be the fifteenth day of the last month of each calendar quarter. The client will be removed from the Restricted List as soon as possible after the client’s earnings are publicly announced;

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all corporate bonds of any issuer whose corporate bonds, regardless of the particular bond, are held in any discretionary or non-discretionary client portfolio managed by Smith Breeden. Any corporate bond issuer not appearing on the Restricted List must be pre-cleared according to the procedures below;

•	any financial instrument that a Portfolio Manager, trader, or other employee has asked to be placed on the Restricted List; and

•	any financial instrument about which the CCO may reasonably believe that Smith Breeden possesses material, non-public information concerning the issuer.

You are responsible for providing the CCO with the names of financial instruments that you believe, in your reasonable discretion, should be included on the Restricted List.

The CCO may, under certain circumstances and with prior approval, allow you to purchase or sell a financial instrument listed on the Restricted List.

The penalty for violation of this provision of the Code, in addition to any other penalty which may be assessed, is to sell the financial instrument and disgorge any profits earned. If the CCO determines that you have violated this provision, you will be required to sell the financial instrument and make a donation to Smith Breeden’s charitable giving group, the Committee for Volunteerism and Charity (the “CVC”), equal to the amount of the profit that resulted from the sale. Because the CVC is not a recognized charitable foundation, you will not be able to take a tax deduction for this payment. This penalty will be due before the end of the calendar quarter that follows the violation.

Short Swing Profits Prohibited List

You may not buy or sell any financial instrument listed on the Short Swing Profits Prohibited List, if you have executed the opposite transaction within the previous 60 days. For example, if a financial instrument is on the Short Swing Profits Prohibited List, you may not sell it until a minimum of 60 days have passed since you purchased it. The following financial instruments may be listed on the Short Swing Profits Prohibited List:

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financial instruments of any publicly-traded entity or mutual fund for which Smith Breeden provides investment management, advice, consultation, or other services. This may also include financial instruments of publicly-traded sponsors of pension plans, foundations, or any other client of Smith Breeden;

•	shares of any open-end investment company for which Smith Breeden serves as investment adviser or investment sub adviser; and

•	any other financial instruments which the CCO determines should appear on the Short Swing Profits Prohibited List.

The penalty for a violation of the Short Swing Profits Prohibited List, in addition to any other penalty which may be assessed, is the disgorgement of any profits earned. If the CCO determines that you have violated the Short Swing Profits Prohibited List, you will be required make a donation to the CVC in an amount equal to the profit that resulted from the violation. Because the CVC is not a recognized charitable foundation, you will not be able to take a tax deduction for this payment. This penalty will be due before the end of the calendar quarter that follows the violation.

Futures Volume Testing List

Prior to any futures contract transaction, you must review the Restricted Futures List found on the WIKI. If the contract you wish to trade is not found on the Restricted Futures List, you need only to complete the automated certification that indicates that you checked the Restricted Futures List. If the contract you wish to trade does appear on the Restricted Futures List, you still may be able to complete the transaction. The trade just has to pass the firm’s volume test.

To complete the volume test, you enter your proposed trade information into the automated Futures Volume Test. Once you enter the requested information into the database, the system will pass or fail the trade. If the trade passes the first volume test, you may do the trade. If the trade does not pass the first test, there is a second test to be completed. If the second test is passed, you may complete the transaction. If the trade does not pass the second volume test, you are prohibited from doing the trade.

Here’s a handy chart that illustrates the steps necessary to complete a futures contract transaction. Let’s say you decide to buy some corn futures:

Test	Result of Test	Outcome
You check the Restricted Futures List	The contract is not on the Restricted Futures List	You check the box that certifies that you reviewed the list and you may then complete the trade.

You check the Restricted Futures List	The contract is on the Restricted Futures List	You must complete the Futures Volume Testing.

Violation of the Volume Test occurs when your purchases or sales of the financial instrument exceed in the aggregate, the greater of:

•	one percent of the average contract trading volume of the relevant contract for the previous five trading days; or

•	one percent of the number of the contracts outstanding on the previous day.

Futures Volume Test	Result of Test	Outcome
If your futures contract appears on the Restricted Futures List, you must complete the average trading volume test.	Pass	You may complete the transaction.

If your futures contract appears on the Restricted Futures List, you must complete the average	Fail	You must complete the contracts outstanding portion of the test.

trading volume test.

If you fail the average trading volume test, you must complete the contracts outstanding portion of the test	Pass	You may complete the transaction.

If you fail the average trading volume test, you must complete the contracts outstanding portion of the test	Fail	You may not complete the transaction.

For purposes of the Volume Test, different types of financial instruments, such as security futures and options, on the same underlying financial instrument will be tested separately. For options, the test will be performed on the underlying security, not the option itself. In addition, each distinct financial instrument, such as the June 2010 Eurodollar future and the September 2010 Eurodollar future, will be tested separately.

Permission to complete a futures transaction expires at the end of the trading day on which it was approved, generally 5 P.M. If for some reason you do not complete a futures trade the day you did the testing and completed the database, you must start the process over again.

The penalty for failing to complete pre-trade testing for any futures or options trade, in addition to any other penalty which may be assessed, is the disgorgement of any profits earned. If the CCO determines that you have violated this provision, you will be required to make a donation to the CVC in an amount equal to the profit that resulted from the violation. Because the CVC is not a recognized charitable foundation, you will not be able to take a tax deduction for this payment. This penalty will be due before the end of the calendar quarter that follows the violation.

Pre-Clearance

You must receive clearance from the CCO prior to purchasing bonds, excluding direct obligations of the U.S. Government. Pre-clearance from the CCO is also required for any financial instrument in an initial public offering or limited offering. A limited offering is defined as an offering that is exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933 or under Rules 504, 505, or 506 of such Act.

Pre-clearance approvals expire at the end of the trading day on which the approval was granted, generally 5 P.M.

The penalty for a violation of this provision of the Code, in addition to any other penalty which may be assessed, is the disgorgement of any profits earned. If the CCO determines that you have failed to pre-clear a transaction, you will be required make a donation to the CVC in an amount equal to the profit that resulted from the violation.

Because the CVC is not a recognized charitable foundation, you will not be able to take a tax deduction for this payment. This penalty will be due before the end of the calendar quarter that follows the violation.

Reporting Requirements

You must comply with the following reporting requirements:

Initial Holdings Report

You must file an Initial Holdings Report no later than ten calendar days after becoming an employee or an intern, consultant, or member of the Board of Directors at Smith Breeden designated by the CCO. The report will contain information on your personal investment accounts and holdings, and must be dated no more than 45 calendar days prior to the date of hire. The report must contain the following information:

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the title and type of security, and if applicable, the exchange ticker symbol or CUSIP, the number of shares, principal amount or other relevant indicator of quantity owned (e.g. for futures contracts the relevant indicator would be the number of contracts) of any financial instrument in which you have direct or indirect beneficial ownership;

•	the name of any broker, dealer, or bank with whom an account that holds financial instruments is maintained for the direct or indirect benefit of the employee; and the date the report is submitted.

Quarterly Transaction Report

Each quarter, the Compliance Department will review the transactions of reportable financial instruments in your monitored accounts. You must submit reports of your transactions no later than 30 calendar days after the end of the quarter. The report must contain the following information with respect to your investment transactions for the quarter:

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the date of the transaction, the title, and if applicable the exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, principal amount or other relevant indicator of each security involved;

•	the nature of the transaction (buy, sell, etc.);

•	the price at which the transaction was executed;

•	the name of the broker, dealer, or bank with or through which the transaction was executed; and

•	the date that the report is submitted.

You are also responsible for providing this information with respect to securities in which you have a beneficial ownership, but that are not held in brokerage accounts, such as direct holdings of common stock.

New Account Reporting

With respect to any investment account opened for your direct or indirect benefit during the quarter, your Quarterly Transaction Report must contain the following:

•	the name of the broker, dealer, or bank with whom you established the account;

•	the account number;

•	the date the account was established; and

•	the date the report is submitted.

Exchange-Traded Fund Reporting

All Exchange Traded Funds (“ETF’s”) are considered a reportable financial instrument and any accounts holding ETF’s must be monitored by the Compliance Department. You must make sure that you are buying and selling ETF’s in a monitored account. Remember to tell the Compliance Department if you open a new account for ETF’s just like any other new account. The Compliance Department will monitor ETF’s as part of its quarterly transaction report for all monitored accounts. Once a year, as part of the Annual Certification Process, the Compliance Department will ask you to identify all of the ETF’s you held as of December 31st of that year.

Annual Certification of Holdings

You will annually be required to certify that Smith Breeden’s records of financial instruments of which you have beneficial ownership are correct and up-to-date as of the end of the previous calendar year. The certification must be made within 30 days after the end of the previous calendar year. This annual certification may be made using PTA software and will include all financial instrument holdings, both reportable and non-reportable.

The review of reportable financial instruments will contain the following information:

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the title and type of security, and if applicable, the exchange ticker symbol or CUSIP, the number of shares, principal amount or other relevant indicator of quantity owned (e.g. for futures contracts the relevant indicator would be the number of contracts) of any financial instrument in which you have direct or indirect beneficial ownership;

•	the name of any broker, dealer, or bank with whom an account that holds financial instruments is maintained for the direct or indirect benefit of the employee; and

•	the date the report is submitted.

For non-reportable financial instruments, the review will contain the following information:

•	the title and type of security, and if applicable, the exchange ticker symbol or CUSIP; and

•	the account where the security is held or if it is a direct holding

Employee Termination Report

Upon terminating your employment with Smith Breeden, you will be required to sign a statement regarding the trading activities in your accounts since the last quarterly review. You may also be required to submit a Transaction Report covering any period during which the Compliance Department does not have information on your personal trading activities. In cases where you are not present to sign this document, this statement will be sent to you by certified mail with return receipt or by overnight courier to your last known address for completion.

Other Requirements

You must also comply with the following requirements:

Standards of Conduct

Specific provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and the rules associated with these statutes do not allow you or Smith Breeden to:

•	employ any device, scheme, or artifice to defraud a client;

•	make any untrue statement of a material fact to a client, or omit a material fact in a statement made to a client which would then make that statement misleading;

•	engage in any act, practice, or course of business which operates or operate as a fraud or deceit upon a client; or

•	engage in any manipulative practice with respect to a client.

Employees who are involved in the investment process may not engage in personal business activity that could conflict with the proper execution and management of Smith Breeden’s investment decisions on behalf of its clients, or that could impair Smith Breeden’s ability to make impartial decisions with respect to such investment decisions. Employees may not enter into personal investment transactions with individuals with whom business is conducted on behalf of Smith Breeden’s clients.

Service on a Board of Directors

You may not serve on a board of directors of any publicly-traded company, investment adviser, client, former client, or potential client, or any other company or entity with a potential conflict of interest with Smith Breeden without the prior approval of the CCO. In addition, Smith Breeden’s Board of Directors must ratify the CCO’s approval. The Board of Directors and the CCO will evaluate whether service on the board would be inconsistent with the interests of Smith Breeden, its shareholders, and its clients in determining whether to grant approval.

Treatment of Material, Nonpublic Information

You must immediately contact the CCO if you receive material, non-public information while you are employed by Smith Breeden. Information is “non-public” when it has not been disseminated broadly to investors in the marketplace. Information is deemed to be “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information which, if disclosed, would have an impact on the price of a company’s securities.

If you believe you have received information that is material and non-public, you must immediately notify the CCO. If you are not sure if the information is material and non-public, you should discuss the information with the CCO or the General Counsel. It is up to the CCO and the General Counsel to determine if the information is material and non-public.

If the information is determined to be material and non-public, you must comply with the following requirements:

•	Do not discuss the information with anyone other than the CCO or the General Counsel.

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If you know other employees, directors, consultants, or interns have also received this information, you must inform the CCO or the General Counsel. The CCO will work to ensure that there is no further dissemination of the information.

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Within Smith Breeden, the information must be disseminated on a “need to know” basis only to appropriate personnel. The CCO must be consulted should a question arise as to who should be privy to material, non-public information.

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You must not engage in a transaction, either in your personal trading accounts or on behalf of Smith Breeden clients, in a financial instrument while in possession of material, non-public information about that financial instrument.

You are strictly prohibited from providing access to material, non-public information about Smith Breeden’s securities recommendations and our clients’ securities holdings and transactions to persons outside Smith Breeden, unless that disclosure is necessary to carry out Smith Breeden’s duties to our clients.

Any violation of the rules relating to material, non-public information will lead to disciplinary action, up to and including immediate termination of your employment with Smith Breeden.

Chinese Wall Restrictions

Smith Breeden has developed Chinese Wall Procedures to set forth the proper handling of material, nonpublic information that may come into the possession of Smith Breeden personnel in connection with Smith Breeden’s investments on behalf of clients in syndicated loans. Information regarding borrowers of syndicated loans is classified as either “public” or “private”. Public information is information regarding a borrower that has been disseminated to the public. Private information is information regarding a borrower that has not been disseminated to the public. Private information includes, among other things, information relating to amendments or waivers related to documents governing a syndicated loan. Private information may also include financial projections regarding a borrower. Private information may or may not be material.

In order to acquire and dispose of syndicated loans on behalf of clients, Smith Breeden may designate an employee or an agent to receive private information regarding borrowers. If Smith Breeden determines it should have access to both public and private information regarding a borrower, the firm will follow the Chinese Wall Procedures developed and maintained by the Legal Department. Once these Procedures have been invoked, private information shall be presumed to be material, nonpublic information unless, following the procedures, it is determined that the information is not material. Once a Smith Breeden employee has access to private information, the General Counsel will notify the Compliance Department and the Compliance Department will ensure that the issuer that the employee with access to private information is notified that he or she cannot buy or sell any security of that particular issuer until further notice.

Policy Implementation

Interns, Consultants, and Members of the Board of Directors

In some cases, interns, consultants, and members of Smith Breeden’s Board of Directors will not have sufficient access to firm information to necessitate compliance with the restrictions and requirements set forth in this Code. The CCO will determine, on a case by case basis, the level of review and reporting necessary for these persons.

Oversight and Amendment

The CCO is responsible for administering the Code, which includes:

•	reviewing monitored accounts for transactions in reportable financial instruments;

•	maintaining a list of all persons whose personal trading is monitored under the Code;

•	distributing the Code to all applicable persons upon the commencement of their employment or engagement with Smith Breeden, at least annually, and each time it is amended;

•	obtaining written acknowledgements required under the Code;

•	notifying all employees, interns, and consultants of their reporting obligations under the Code;

•	reviewing all transactions and holding reports submitted;

•	maintaining the Restricted Lists described in the Code; and

•	maintaining applicable documentation of approvals granted under the Code.

The CCO may, at any time, delegate any or all of his or her duties as defined above to a member of Smith Breeden’s staff, subject to the CCO’s general supervision, provided that the CCO retains ultimate responsibility for any duties delegated under the Code. The monitoring of the trading activities of the CCO will be handled by the Chief Executive Officer, who will review the CCO’s Quarterly and Annual Transaction Reports. The Board of Directors or the CCO may amend the Code. If the CCO materially amends the Code, it will be brought to the Board of Directors for ratification as soon as practical.

Reporting Violations and Penalties

Before making any determination that a violation of the Code has been committed, the CCO will investigate and give the employee an opportunity to supply additional information. If the CCO reasonably determines that a violation of the Code has occurred, the CCO may administer remedial actions including, but not limited to, verbal or written warning, disgorgement of profits from trades made in violation of the Code, or termination of employment or engagement with Smith Breeden.

In determining what sanction is appropriate, the CCO shall consider all the facts and circumstances including, but not limited to, whether a client was harmed, whether the individual profited or had the opportunity to profit, whether the violation is the first for the employee or a repeated violation, and the materiality of the transaction.

The CCO will report any violations of the Code to the Board of Directors. The Board of Directors may determine additional sanctions for any employee who has violated the Code, including those sanctions described above. The CCO may also report violations of the Code to regulators and other third parties as required in the normal course of business or as determined by the CCO. This information may also be provided to the extent that Smith Breeden deems it necessary in conjunction with any litigation, suit, proceeding, or hearing in which Smith Breeden is involved.

Recordkeeping

All reports of transactions in financial instruments and any other information filed with Smith Breeden pursuant to the Code shall be treated as confidential, subject to the reporting obligations above. However, in the following situations, Smith Breeden retains the right to disclose such information:

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to auditors, consultants, or other parties engaged by Smith Breeden for the purpose of reviewing Smith Breeden’s compliance with applicable regulations, laws, and/or Smith Breeden’s own policies and procedures;

•	to Smith Breeden’s Board of Directors pursuant to the reporting requirements of the Code;

•	pursuant to a governmental or regulatory body audit or investigation;

•	pursuant to a court or administrative order, subpoena or discovery request; or

•	as otherwise required or advisable under applicable law or regulation.

Smith Breeden will retain all required documents according to the rules and regulations set forth in the Investment Advisers Act and Smith Breeden’s own document retention policies.

Definitions

Beneficial Ownership: You have beneficial ownership of a financial instrument if you, a member of your immediate family with whom you share the same household, or a trust for which you are a beneficiary, settler, or trustee:

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directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the financial instrument; or

•	with respect to equity securities, have the right to acquire such securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

You also have beneficial ownership of a financial instrument if it is a financial instrument that you have discretion or influence over. If you are not sure whether you have beneficial ownership of a financial instrument, you should contact the CCO, who will help make that determination.

Client: A client is any person for which or entity to which Smith Breeden provides either discretionary or non-discretionary investment management, advice, consultation, or other services.

Reportable Financial Instruments: This term includes all financial instruments with the exception of the following “non-reportable financial instruments”:

•	Direct obligations of the United States Government;

•	money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instrument;

•	shares of money market funds; and

•	mutual funds for which Smith Breeden Associates does not act as an investment advisor or principal underwriter;

Reviewed and Approved:

Business Sponsor:	Date:

Chairman of the Board of Directors:	Date:

Disclaimer: If you have received this Code as part of a Request for Proposal, or as part of a separate request for information, you should be aware that this Code is subject to change without notice. Smith Breeden will only send you an updated version upon your request.

This document describes our general practices with respect to the Code outlined above. However, in the case of a disaster as defined in our Disaster Recovery Policy, those procedures may supersede this Code and any of its related procedures.

Historical Dates:

Amended as of January 31, 2011

Amended as of September 13, 2010

Revised as of October 17, 2008

Revised as of July 29, 2008

Revised as of January 19, 2006

Revised as of January 17, 2005

Revised as of September 30, 2004

Revised as of December 4, 2001

Revised as of August 30, 2000

Revised as of April 30, 2000

Revised as of June 9, 1998

Revised as of June 10, 1997

Revised as of October 10, 1996

Adopted as of October 22, 1992

Appendix A

Summary Statement on Insider Trading

Amended as of July 27, 2010

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940, Smith Breeden, as an investment adviser, has an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of Smith Breeden’s business, to prevent misuse of material, non-public information by Smith Breeden or persons associated with Smith Breeden. Smith Breeden and its employees or staff can be subject to stringent civil and criminal penalties for trading securities while in possession of material, non-public information or improperly communicating material, non-public information to others.

Material, Non-public Information

Information is “non-public” when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of “dissemination” is the best indication that the information is public. The following are examples of public information:

•	information found in a public filing with the SEC or a stock exchange,

•	information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings, or

•	information appearing in publications of general circulation such as Bloomberg or The Wall Street Journal.

Information has not been effectively communicated to the public if there has been:

•	selective disclosure to Smith Breeden or other institutional investors or to select groups of analysts or brokers,

•	partial disclosure as long as a material component of the inside information remains undisclosed, or

•	insufficient time for the relevant securities market to trade on the information.

Access to Material, Non-public Information

If you believe that you have received information that might be material, non-public information, you must immediately notify the CCO. If you are not sure if information is material, non-public, you should discuss the information with the CCO or the General Counsel. It is up to the CCO and the General Counsel to determine if the information is material, non-public.

If the information is determined to be material and non-public, you must comply with the following requirements:

Do not discuss the information with anyone other than the CCO or the General Counsel. If you know other employees, directors, consultants, or interns have also received this information, you must inform the CCO or the General Counsel. The CCO will work to ensure that there is no further dissemination of the information.

Within Smith Breeden, the information must be disseminated on a “need to know” basis only to appropriate personnel. The CCO must be consulted should a question arise as to who should be privy to material, non-public information.

Do not engage in a transaction, either in your personal trading accounts or on behalf of Smith Breeden clients, in a financial instrument while in possession of material, non-public information about that financial instrument.

You are strictly prohibited from providing access to material, non-public information about Smith Breeden’s securities recommendations and our clients’ securities holdings and transactions to persons outside Smith Breeden, unless that disclosure is necessary to carry out Smith Breeden’s duties to our clients.

Any violation of the rules relating to material, non-public information will lead to disciplinary action, up to and including immediate termination of your employment with Smith Breeden.

By signing below, I acknowledge that I have received a copy of this Appendix A, Smith Breeden’s Summary Statement on Insider Trading and understand the provisions relating to the restrictions and handling of material, non-public information.

Signature:

Printed Name:

Date: